Exhibit 99.1

eGLOBE STOCKHOLDERS APPROVE TRANS GLOBAL MERGER

WASHINGTON, March 23 /PRNewswire/ -- eGlobe, Inc. (Nasdaq: EGLO - news) today announced that its shareholders have approved the merger with Trans Global
Communications, Inc. At the special meeting of stockholders held today, shareholders overwhelmingly approved all of the following matters that were set forth in the Company's proxy statement:

     --   the merger of Trans Global Communications, Inc.;

     -- an increase in the number of authorized shares of eGlobe common stock from 100 million to 200 million;

     -- an increase in the number of authorized shares under eGlobe's Employee Stock Option and Appreciation Rights Plan from 3,250,000 to 7 million;

     -- authorization for the preferred stock issued in the recent acquisition of Coast International to become convertible into up to 3,220,000 shares of eGlobe common stock.

Christopher Vizas', Chairman and CEO of eGlobe, presentation at the meeting can be found at eGlobe's web site, www.eGlobe.com.

ABOUT eGLOBE

eGlobe is a leading global enabler of enhanced Internet services for the world's telephone companies and Internet Service Providers. eGlobe's services include:
Voice over IP, telephone-based portal and unified messaging services. Through its World Direct network, eGlobe originates traffic in more than 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to large national telecommunications companies, to ISP's and portals, and to financial institutions. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward-looking statements include, among others the ability of the Company to attract additional business, the ability of the Company to successfully integrate acquisitions and mergers, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.

SOURCE: eGlobe, Inc.